SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.     )

Filed by the registrant                     [X]
Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement        [ ] Confidential, for use of the
                                            Commission Only (as permitted by
                                            Rule 14a6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[X]      Soliciting Material pursuant to Rule 14a-12

                            Ridgewood Financial, Inc.
                            -------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]     No fee required
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1)  Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

          (2)  Aggregate number of securities to which transaction applies:
--------------------------------------------------------------------------------

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

          (4)  Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

          (5)  Total fee paid:
--------------------------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount previously paid:
--------------------------------------------------------------------------------

          (2)  Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

          (3)  Filing Party:
--------------------------------------------------------------------------------

          (4)  Date Filed:
--------------------------------------------------------------------------------

               RIDGEWOOD FINANCIAL, INC., ANNOUNCES FOURTH QUARTER
                                 CASH DIVIDEND

     Ridgewood, New Jersey -- October 26, 2000 -- Susan E. Naruk, President of Ridgewood Financial, Inc. ("Ridgewood" or the "Company"), the holding company of Ridgewood Savings Bank of New Jersey, (the "Bank"), announced today that on October 23, 2000, Ridgewood Financial's Board of Directors declared a cash dividend of $.04 per share to stockholders of record as of November 15, 2000 and payable on December 1, 2000. This is the fourth consecutive quarterly cash dividend paid by the Company since the Bank converted from mutual to stock form as part of a mutual holding company reorganization in January, 1999.

     "The staff, management and Board of Directors wish to thank our shareholders and customers for their continuing support. Our local expansion into the new headquarters branch and continuing merger discussions with both Provident Savings Bank and Boiling Springs Savings Bank present new beginnings in the new millennium which should be beneficial to our shareholders, our depositors, our communities and our staff. We have already expanded our banking products to include on-line and 24-hour telephone banking, immediately available safe deposit boxes in all sizes, and the best small business checking account in our area. Come in and see the new life the Bank has given to the local landmark which was the former MacHugh building, including specially commissioned paintings depicting favorite Ridgewood scenes."

     On August 28, 2000, Ridgewood entered into a merger agreement to exchange each share of Ridgewood common stock held by public shareholders for $15.00 in cash with Provident Savings Bank, headquartered in Jersey City, New Jersey. The merger agreement permits continuing payments of quarterly dividends. In addition, as previously announced, on October 19, 2000, Ridgewood signed a confidentiality agreement with Boiling Springs Savings allowing Ridgewood to enter into good faith negotiations with Boiling Springs, headquartered in Rutherford, New Jersey, regarding their non-binding proposal to exchange each share of Ridgewood common stock held by public stockholders of Ridgewood for $18.00 in cash.

     Ridgewood may file a proxy statement and other relevant documents concerning the Provident merger with the Securities and Exchange Commission ("SEC"). However, in the event that Ridgewood enters into a merger agreement with another company, Ridgewood expects that it would file a proxy statement and other relevant documents concerning such merger with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS AT THE TIME THEY ARE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents when filed free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Ridgewood will be available free of charge from Ridgewood, Attn: Corporate Secretary, 1124 East Ridgewood Avenue, Ridgewood, New Jersey 07450, telephone
(201) 445-4000. WHEN FILED, INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

     Ridgewood and its directors and executive officers may be deemed to be participants in the solicitation of proxies of Ridgewood stockholders to approve the merger. Ridgewood's board of directors is composed of Susan E. Naruk, Nelson Fiordalisi, Michael Azzara, Jerome Goodman, Bernard J. Hoogland, John Kandravy, Robert S. Monteith, John J. Repetto, and Paul W. Thornwall. Collectively, the directors and executive officers at Ridgewood may be deemed to beneficially own approximately 5.4% of Ridgewood's common stock. This ownership information is as of December 31, 1999.

     The Bank is a New Jersey-chartered stock savings bank headquartered in Ridgewood, New Jersey, and primarily serves northwestern Bergen County, New Jersey. The Bank is wholly-owned by the Company, which has the majority of its stock held by a state mutual savings bank holding company, Ridgewood Financial, MHC. The Bank is a community and customer oriented financial institution providing a full range of financial services to local individuals, families, professionals and businesses. The Bank's deposits are federally insured by the Federal Deposit Insurance Corporation.

     The foregoing materials may contain forward-looking statements. We caution that such statements may be subject to uncertainties and actual results could differ materially and, therefore, investors should not place undue reliance on any forward-looking statements. Ridgewood specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of any events or circumstances after the date of such statements.

     The common stock of Ridgewood Financial, Inc. is traded on the National Market of Nasdaq (symbol - RSBI).

     Contact: Susan E. Naruk, President and CEO  (201) 445-4000
              Nelson Fiordalisi, EVP and COO     (201) 445-4000